Exhibit 99.2

Entergy
639 Loyola Avenue
New Orleans, LA  70113

News
Release

Date:	April 29, 2011

For Release:	Immediately

Contact:	Michael Burns (News Media) (504) 576-4238 mburns@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Entergy Reports First Quarter Earnings and
Announces Agreements to Purchase Hinds and Hot Spring Facilities

New Orleans, La.  Entergy Corporation (NYSE:ETR) today reported first quarter 2011 as-reported earnings of $248.7 million, or $1.38 per share, compared with $213.8 million, or $1.12 per share, for first quarter 2010. On an operational basis, Entergy’s first quarter 2011 earnings were $248.7 million, or $1.38 per share, compared with $253.7 million, or $1.33 per share, in first quarter 2010.

Consolidated Earnings – Reconciliation of GAAP* to Non-GAAP Measures
First Quarter 2011 vs. 2010
(Per share in U.S. $)
	2011	2010	Change
As-Reported Earnings	1.38	1.12	0.26
Less Special Items	-	(0.21)	0.21
Operational Earnings	1.38	1.33	0.05
                    *GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for First Quarter 2011

•	Utility’s results were higher due primarily to higher net revenue driven by increased weather-adjusted sales volumes as well as pricing adjustments from previous rate actions.
•	Entergy Wholesale Commodities’ earnings declined as a result of lower net revenue and lower other income, partially offset by a lower effective income tax rate.
•	Parent & Other’s results were lower due to several individually insignificant items, including higher interest expense on Parent debt.

“Results for the quarter reflect the continued benefits of constructive regulatory decisions,” said J. Wayne Leonard, Entergy’s chairman and chief executive officer. “The quarter also brought challenges to the business climate for the nuclear industry with the tragic events at the Fukushima Daiichi plant in Japan. The U.S. Nuclear industry adheres to the most diligent regulations and emergency preparedness through extensive common mode failure analysis and superior defense in depth through design and training and preparation. As always, we will continue our intense focus on safety and operational excellence in all aspects of our business. Whatever learning may come from the Fukushima event will be quickly applied to our own emergency preparation and processes.”

Other Business Highlights

•
The Nuclear Regulatory Commission issued Vermont Yankee’s renewed facility operating license. Subsequent to that, two Entergy subsidiaries filed a complaint in federal court to prevent the state of Vermont from forcing the plant to cease operation on March 21, 2012.

•
After a comprehensive review and analysis, Entergy proposes joining the Midwest Independent System Operator to provide meaningful long-term benefits for the customers of the Entergy operating companies.

•	The Utility announced agreements to acquire the Hot Spring and Hinds energy facilities, with targeted closings by mid-2012.

Entergy’s senior management will host its 2011 Analyst Meeting today in New Orleans to discuss quarterly results and other business matters with investors. Entergy will webcast its analyst meeting including a presentation by Chief Financial Officer Leo Denault, who will review quarterly results in his presentation. This webcast is scheduled to begin at 7:30 a.m. CT on April 29th, with Denault’s presentation scheduled to begin at approximately 11:15 a.m. CT. A question-and-answer session will also be webcast starting at approximately 1 p.m. CT. The webcast and presentation slides can be accessed via Entergy’s web site at www.entergy.com.

Utility

In first quarter 2011, Utility’s as-reported and operational earnings were $164.3 million, or 91 cents per share, compared to $138.6 million, or 73 cents per share, in first quarter 2010. Earnings for the Utility in the current quarter reflect higher net revenue due to increased sales volume and the net effect of rate adjustments at Entergy Arkansas, Inc., Entergy Texas, Inc. and Entergy New Orleans, Inc. Despite significantly colder-than-normal weather in the current period, the weather effect declined compared to the near-record-setting colder-than-normal weather experienced in the first quarter of last year.

Residential sales in first quarter 2011, on a weather-adjusted basis, increased 1.5 percent compared to first quarter 2010. Commercial and governmental sales, on a weather-adjusted basis, decreased 0.8 percent quarter over quarter. Industrial sales in the first quarter increased 9.0 percent compared to the same quarter of 2010.

Weather-adjusted residential retail sales growth reflected both an increase in the number of customers as well as higher usage per customer. Industrial sales have realized sustained growth since the beginning of 2010, and the first quarter of 2011 continued the trend. Entergy’s service territory has benefitted from the strong national manufacturing economy as well as expansions. Industrials in Entergy’s service territory also have benefitted from the need to re-stock inventory and export trends.

Hinds and Hot Spring Acquisitions

Today, Entergy Corporation’s subsidiary, Entergy Mississippi, Inc., announced that it signed an asset purchase agreement to acquire the Hinds Energy Facility, a 450 MW (summer rating) natural gas-fired combined-cycle plant located in Jackson, Miss., from KGen Hinds, LLC, a subsidiary of KGen Power Corporation. The purchase price is approximately $206 million (or $458/kW). Also, today, Entergy Corporation’s subsidiary, Entergy Arkansas, Inc., announced that it signed an asset purchase agreement to acquire the Hot Spring Energy Facility, a 620 MW natural gas-fired combined-cycle plant located in Hot Spring County, Ark., from KGen Hot Spring LLC, a subsidiary of KGen Power Corporation. The purchase price is approximately $253 million (or $408/kW). Entergy Mississippi and Entergy Arkansas also expect to invest in various plant upgrades at the facilities after closing.  The transactions result from a Request for Proposals that was issued in September 2009 by Entergy Services, Inc. and sought incremental long-term generation resources for the Entergy Operating Companies.  The purchases are contingent upon, among other things, obtaining necessary approvals, including full cost recovery, from various federal and state regulatory and permitting agencies. These include regulatory approvals from the Mississippi Public Service Commission, the Arkansas Public Service Commission and the Federal Energy Regulatory Commission, as well as clearance under the Hart-Scott-Rodino anti-trust law. Because Hinds and Hot Spring represent a substantial portion of KGen Power’s remaining assets, Delaware law requires KGen Power to obtain shareholder approval prior to selling these facilities. KGen Power intends to mail a proxy statement to its stockholders with a vote expected to be held in mid-June 2011. Closings are expected to occur in mid-2012.

Entergy Wholesale Commodities

Entergy Wholesale Commodities earned $122.6 million, or 68 cents per share, on an as-reported basis in first quarter 2011, compared to as-reported earnings of $90.0 million, or 47 per cents per share in first quarter 2010. On an operational basis, first quarter 2011 Entergy Wholesale Commodities’ earnings were $122.6 million, or 68 cents per share, versus $144.2 million, or 76 cents per share, in first quarter 2010. Entergy Wholesale Commodities’ operational earnings declined largely as a result of lower net revenue due to both decreased volume and pricing. Generation declined due primarily to an increase in forced outages at Entergy Wholesale Commodities’ nuclear fleet. Lower other income associated with decommissioning trusts also contributed to decreased earnings. Partially offsetting the decrease was a lower effective income tax rate resulting from the absence of a charge associated with federal health care legislation enacted in the first quarter of last year.

Parent & Other

Parent & Other reported a loss of $38.2 million, or 21 cents per share, on an as-reported basis in first quarter 2011 compared to a loss of $14.7 million, or 8 cents per share in first quarter 2010. On an operational basis, Parent & Other reported a loss of $38.2 million, or 21 cents per share, in first quarter 2011 compared to a loss of $29.1 million, or 16 cents per share, in first quarter 2010. Parent & Other’s operational earnings decrease was due to several individually insignificant items, including higher interest expense on parent borrowings.

Earnings Guidance

Entergy affirmed its 2011 earnings guidance in the range of $6.35 to $6.85 per share on both as-reported and operational bases.

Long-term Financial Outlook

Entergy believes it offers a long-term, competitive utility investment opportunity combined with a valuable option represented by a unique, clean, non-utility generation business located in attractive power markets. The current long-term financial outlook includes the following:

Earnings:
•	Utility net income: 6 to 8 percent compound annual net income growth rate over the 2010 – 2014 horizon (2009 base year).
•
Entergy Wholesale Commodities results:  Revenue projections through 2014 will experience increased volatility due to commodity market activities – one of the most important fundamental drivers for this business. At current sold and forward prices with its existing asset portfolio and in-the-money hedges that will roll off in the coming few years, Entergy Wholesale Commodities is expected to deliver declining adjusted EBITDA for the period through 2014 compared to 2010. However, Entergy Wholesale Commodities offers a valuable long-term option from the potential positive effects of ongoing economic growth (driving increased load, market heat rates, capacity prices and natural gas prices), new environmental legislation and/or enforcement of additional environmental regulation.

•	Corporate results: Results will vary depending upon factors including future effective income tax and interest rates and the amount / timing of share repurchases.

Capital deployment:
•
A balanced capital investment / return program. Entergy continues to see value-added investment opportunities at the Utility in the coming years, as well as an investment outlook at Entergy Wholesale Commodities that supports continued safe, secure and reliable operations and opportunistic investments. Entergy aspires to fund this capital program without issuing traditional common equity, while maintaining a competitive capital return program. Given the company’s financial profile with a mix of utility and non-utility businesses, return of capital is expected to be provided similar to the past through a combination of common stock dividends and share repurchases. Absent other attractive investment opportunities, capital deployment through dividends and share repurchases could total as much as $4 – $5 billion from 2010 – 2014 under the current long-term business outlook. The amount of share repurchases may vary as a result of material changes in business results, capital spending or new investment opportunities.

Credit quality:
•	Strong liquidity.
•	Solid credit metrics that support ready access to capital on reasonable terms.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 15,000 employees.

Additional information regarding Entergy’s quarterly results of operations, regulatory proceedings and other operations is available in Entergy’s investor news release dated April 29, 2011, a copy of which has been filed today with the Securities and Exchange Commission on Form 8-K and is available on Entergy’s investor relations website at www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended December 31, 2010 and (ii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs;(d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions; and (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and in subsequent securities filings.

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures First Quarter and Year-to-Date 2011 vs. 2010
(Per share in U.S. $)

	First Quarter
	2011	2010	Change
As-Reported
Utility	0.91	0.73	0.18
Entergy Wholesale Commodities	0.68	0.47	0.21
Parent & Other	(0.21)	(0.08)	(0.13)
Consolidated As-Reported Earnings	1.38	1.12	0.26

Less Special Items
Utility	-	-	-
Entergy Wholesale Commodities	-	(0.29)	0.29
Parent & Other	-	0.08	(0.08)
Consolidated Special Items	-	(0.21)	0.21

Operational
Utility	0.91	0.73	0.18
Entergy Wholesale Commodities	0.68	0.76	(0.08)
Parent & Other	(0.21)	(0.16)	(0.05)
Consolidated Operational Earnings	1.38	1.33	0.05

Entergy Corporation
Consolidated Income Statement
Three Months Ended March 31
(in thousands)

	2011	2010
	(unaudited)
Operating Revenues:
Electric	$1,865,899	$2,006,931
Natural gas	71,123	96,027
Competitive businesses	604,186	656,389
Total	2,541,208	2,759,347
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	507,693	558,668
Purchased power	362,618	474,903
Nuclear refueling outage expenses	63,985	62,289
Other operation and maintenance	655,748	702,489
Decommissioning	55,265	51,576
Taxes other than income taxes	125,234	135,412
Depreciation and amortization	264,885	269,204
Other regulatory charges (credits) – net	(5,111)	28,092
Total	2,030,317	2,282,633
Operating Income	510,891	476,714
Other Income (Deductions):
Allowance for equity funds used during construction	17,289	13,296
Interest and dividend income	26,747	48,421
Other than temporary impairment losses	–	(212)
Miscellaneous – net	(9,399)	(522)
Total	34,637	60,983
Interest Expense:
Interest expense	136,134	179,199
Allowance for borrowed funds used during construction	(8,534)	(8,001)
Total	127,600	171,198
Income Before Income Taxes	417,928	366,499
Income Taxes	164,250	147,685
Consolidated Net Income	253,678	218,814
Preferred Dividend Requirements of Subsidiaries	5,015	5,015
Net Income Attributable to Entergy Corporation	$248,663	$213,799

Earnings Per Average Common Share
Basic	$1.39	$1.13
Diluted	$1.38	$1.12

Average Number of Common Shares Outstanding - Basic	178,834,342	189,202,684
Average Number of Common Shares Outstanding - Diluted	180,083,830	191,283,703

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended March 31

	2011	2010	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	9,042	9,645	(6.3)	1.5
Commercial	6,450	6,472	(0.3)	(0.7)
Governmental	582	592	(1.7)	(2.4)
Industrial	9,516	8,733	9.0	9.0
Total to Ultimate Customers	25,590	25,442	0.6	3.5
Wholesale	947	1,317	(28.1)
Total Sales	26,537	26,759	(0.8)

March 31

	2011	2010	% Change
Electric Customers (End of period):
Residential	2,362,024	2,348,838	0.6
Commercial	335,419	332,316	0.9
Governmental	16,302	16,098	1.3
Industrial	38,887	38,782	0.3
Total Ultimate Customers	2,752,632	2,736,034	0.6
Wholesale	28	28	0.0
Total Customers	2,752,660	2,736,062	0.6